Exhibit 4.9.18

U.S. $200,000,000

LETTER OF CREDIT FACILITY AGREEMENT,

dated as of December 21, 2005

among

THE HERTZ CORPORATION

HERTZ VEHICLE FINANCING LLC

and

FORD MOTOR COMPANY

LETTER OF CREDIT FACILITY AGREEMENT

THIS LETTER OF CREDIT FACILITY AGREEMENT, dated as of December 21, 2005, among HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”), THE HERTZ CORPORATION, a Delaware corporation (“Hertz” or the “Administrator”), and FORD MOTOR COMPANY, a Delaware corporation, (“Ford”).

WITNESSETH :

WHEREAS, CCMG Acquisition Corp. (“CCMG Acquisition”), directly or indirectly through one or more of its affiliates will acquire all of the outstanding common stock of Hertz (such acquisition, the “Acquisition”) from Ford Holdings LLC (“Ford Holdings”), pursuant to that certain Stock Purchase Agreement, dated as of September 12, 2005, by and among CCMG Holdings, Inc. (“CCMG Holdings”) and Ford;

WHEREAS, Hertz is engaged in the business of renting passenger automobiles and light-duty trucks to customers;

WHEREAS, Hertz has arranged for the financing of the majority of its daily vehicle rental fleet through various vehicle financing facilities under a rental car asset-backed program (the “ABS Program”);

WHEREAS, under the ABS Program HVF may from time to time issue Notes under an Amended and Restated Base Indenture, dated as of December 21, 2005, by and between HVF and BNY Midwest Trust Company (“BNY Midwest”), as Trustee (in such capacity, the “Trustee”);

WHEREAS, HVF uses the proceeds of the issuance of the Notes to purchase HVF Vehicles for lease to Hertz under that certain Amended and Restated Master Motor Vehicle Lease and Servicing Agreement, dated as of December 21, 2005;

WHEREAS, in connection with the Acquisition, Ford has agreed, subject to certain conditions set forth herein, to provide or cause to be provided from time to time prior to the Letter of Credit Commitment Termination Date (as defined herein), as credit and/or liquid enhancement under the ABS Program, letters of credit issued for the account of Ford and in the form provided herein.

NOW, THEREFORE, for good and valid consideration, the sufficiency of which is hereby acknowledged the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.            Defined Terms.  As used in this Agreement and unless otherwise defined herein or the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Base Indenture.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrator” is defined in the preamble.

“Agreement” means, on any date, this Letter of Credit Facility Agreement as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Agreement Related to Ford” means any clause or section of a Related Document which grants a right to, or provides for a right of, Ford, requires Ford to receive information, or requires Ford’s consent.

“Base Indenture” means the Amended and Restated Base Indenture, dated as of December 21, 2005, between HVF and the Trustee, as amended, modified or supplemented from time to time, exclusive of Series Supplements.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Commitment” means, Ford’s obligation to cause to be issued by an Eligible Ford Letter of Credit Provider, Ford Letters of Credit pursuant to Section 2.1.1.

“Commitment Amount” means $200,000,000.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the symbol “$” mean the lawful currency of the United States.

“Eligible Ford Letter of Credit Provider” means a Person having, at the time of the issuance of the related Ford Letter of Credit, a long-term senior unsecured debt rating (or the equivalent thereof in the case of Moody’s or Standard & Poor’s, as applicable) of at least “A+” from Standard & Poor’s and, at least “A1” from Moody’s and a short-term senior unsecured debt rating of at least “A-1” from Standard & Poor’s and “P-1” from Moody’s.

“Eligible Series Enhancement Account” means any Series Account the amount on deposit in which is included in the Enhancement Amount with respect to the related Series of Notes and the Series Supplement with respect to which provides that, if there are any Ford Reimbursement Obligations outstanding, amounts on deposit therein may only be applied to pay principal of, or interest on, the related Series of Notes or to pay such Ford Reimbursement Obligations.

“Event of Default” is defined in Section 7.1.

“Fleet Equity Amount” means, on any date of determination, the amount, if any, by which the sum of (a) the Aggregate Asset Amount on such date and (b) the amount of cash and Permitted Investments on deposit in (i) any Series-Specific Excess Collection Account after the required application of such funds in accordance with the priorities set forth in the provisions of the related Series Supplement governing the distribution of amounts on deposit in such Series-Specific Excess Collection Account, other than amounts that are permitted to be released to HVF, (ii) any Series-Specific Collection Account and available for reduction of the Principal Amount with respect to the related Series as of such date and (iii) any other Eligible Series Enhancement Account exceeds the aggregate Principal Amount of each Outstanding Series of Notes on such date.

“Ford” is defined in the preamble.

“Ford LOC Exposure Amount” means, on any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Ford Letters of Credit on such date, (b) the stated amount of Ford Letters of Credit that Ford is committed to provide to HVF on such date, after giving effect to the issuance of the Ford Letters of Credit referenced in clause (a), (c) the aggregate amount of cash and Permitted Investments on deposit in any Series Account funded by an amount drawn under a Ford Letter of Credit on such date and (d) (without double counting any amount included in the preceding clause (c)) any outstanding Ford Reimbursement Obligations on such date.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement refer to this Agreement as a whole and not to any particular Section, paragraph or provision of this Agreement.

“Hertz” is defined in the preamble.

“HVF” is defined in the preamble.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Initial Ford Letters of Credit” means the Ford Letters of Credit issued on the date hereof to support the Series 2004-1 Notes, the Series 2005-1 Notes and the Series 2005-2 Notes.

“Issuance Request” means a request and certificate duly executed by Hertz, as Administrator on behalf of HVF, in substantially the form of Exhibit A attached hereto (with such changes thereto as may be agreed upon from time to time by the Administrator, HVF and Ford).

“Letter of Credit Commitment Termination Date” means the earlier of

(a)           the first Business Day prior to the Stated Maturity Date; and

(b)           the date on which the Commitment Amount is terminated in full pursuant to Section 7.3.

Upon the occurrence of any event described in clause (a) or (b) above, the Commitment shall terminate automatically and without any further action.

“Letter of Credit Document” means this Agreement, the Base Indenture, each Series Supplement and each Ford Letter of Credit.

“Letter of Credit Expiration Date” is defined in Section 3.1.

“Letter of Credit Termination Date” means December 21, 2010, or such other date as may be agreed to in writing by the parties hereto.

“Permitted Letters of Credit” means a Ford Letter of Credit issued with a Stated Amount which, when included in the Ford LOC Exposure Amount at the time of such issuance, does not result in the Ford LOC Exposure Amount exceeding the Commitment Amount.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, joint stock company, corporation, trust, unincorporated organization or governmental agency.

“Required Minimum Fleet Equity Amount” means, on any date of determination, an amount equal to four times the Ford LOC Exposure Amount as of such date.

“Series 2004-1 Notes” means the Series 2004-1 Medium Term Rental Car Asset Backed Notes issued by HVF on March 31, 2004 under that certain Amended and Restated Series Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and between HVF and the Trustee.

“Series 2005-1 Notes” means the Series 2005-1 Medium Term Rental Car Asset Backed Notes issued by HVF on the date hereof under that certain Series

Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and between HVF and the Trustee.

“Series 2005-2 Notes” means the Series 2005-2 Medium Term Rental Car Asset Backed Notes issued by HVF on the date hereof under that certain Series Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and between HVF and the Trustee.

“Series 2005-3 Notes” means the Series 2005-3 Variable Funding Rental Car Asset Backed Notes issued by HVF on the date hereof under that certain Series Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and between HVF and the Trustee.

“Series 2005-4 Notes” means the Series 2005-4 Variable Funding Rental Car Asset Backed Notes issued by HVF on the date hereof under that certain Series Supplement to the Base Indenture, dated as of the date hereof (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof), by and between HVF and the Trustee.

“Series-Specific Collection Account” means the collection account established pursuant to a Series Supplement for the benefit of a Series of Notes, which Series Supplement provides for the distribution of funds allocated to such collection account to the payment of Ford Reimbursement Obligations, after the payment of principal of such Series of Notes and prior to any distribution or other release of such funds to HVF and prior to any payment of termination payments under the Swap Agreements, and which provides that for so long as the Ford LOC Exposure Amount is greater than zero no such funds will be distributed to HVF or applied to make termination payments under Swap Agreements if, after giving effect to such distribution or application, the Fleet Equity Amount would be less than the Required Minimum Fleet Equity Amount.

“Series-Specific Excess Collection Account” means the excess collection account established pursuant to a Series Supplement for the benefit of a Series of Notes, which Series Supplement provides for the distribution of funds allocated to such excess collection account to the payment of Ford Reimbursement Obligations after the payment of principal of such Series of Notes or any other Series of Notes and prior to any distribution or other release of such funds to HVF and prior to any payment of termination payments under Swap Agreements, and which provides that for so long as the Ford LOC Exposure Amount is greater than zero no such funds will be distributed to HVF or applied to make termination payments under Swap Agreements if, after giving effect to such distribution or application, the Fleet Equity Amount would be less than the Required Minimum Fleet Equity Amount.

“Stated Amount” of each Ford Letter of Credit means the maximum amount available for drawing thereunder (whether or not any conditions to drawing can then be met).

“Stated Maturity Date” means December 21, 2010.

“Trustee” is defined in the recitals.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

Section 1.2.            Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Issuance Request notice and other communication delivered from time to time in connection with this Agreement.

Section 1.3.            Cross-References.  Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

ARTICLE II.

COMMITMENT, BORROWING PROCEDURES AND NOTES

Section 2.1.            Commitment.  On the terms and subject to the conditions of this Agreement (including Article IV), Ford hereby agrees as follows:

2.1.1.          Commitment to Issue Ford Letters of Credit.  From time to time on any Business Day prior to the Letter of Credit Commitment Termination Date, Ford will cause to be issued by an Eligible Ford Letter of Credit Provider, a Ford Letter of Credit in accordance with Article III.

2.1.2.          Ford Not Required To Issue Ford Letters of Credit Under Certain Circumstances.  Ford shall not be required to cause to be issued by an Eligible Ford Letter of Credit Provider any Ford Letter of Credit to the extent that, after giving effect thereto.

(a)           the Ford LOC Exposure Amount would exceed the Commitment Amount or

(b)           the Required Minimum Fleet Equity Amount would exceed the Fleet Equity Amount.

Section 2.2.            Issuance Procedure.  By delivering an Issuance Request, in the form of Exhibit A, to Ford on or before 1:00 p.m. (New York City, New York time) on a Business Day, HVF, or the Administrator on behalf of HVF, may from time to time irrevocably request the Issuance of a Ford Letter of Credit as provided in Article III.

ARTICLE III.

LETTERS OF CREDIT

Section 3.1.            Issuance Requests.  By delivering to Ford an Issuance Request, in the form of Exhibit A, HVF or Hertz as Administrator on behalf of HVF may request, from time to time prior to the Letter of Credit Commitment Termination Date and, not less than five (5) nor more than fifteen 15 Business Days’ notice, that Ford cause to be issued a Ford Letter of Credit by an Eligible Ford Letter of Credit Provider as described in such Issuance Request.  Any Issuance Request not delivered on or before 1:00 p.m. (New York City, New York time) on a Business Day shall be deemed to have been delivered on the immediately succeeding Business Day.  Each Ford Letter of Credit shall by its terms:

(a)           be issued in a Stated Amount denominated in Dollars as set forth in the related Issuance Request which

(i)            is at least $ 100,000; and

(ii)           does not exceed (or would not exceed) an amount equal to the excess, if any, of (x) the Commitment Amount over (y) the Ford LOC Exposure Amount on the date of the issuance of such Ford Letter of Credit;

(b)           be stated to expire on a date (its “Letter of Credit Expiration Date”) no later than the Letter of Credit Termination Date; and

(c)           be substantially in the form as of the date hereof of Exhibit B-1-2 or B-2-2 to the Series Supplement relating to the Series 2004-1 Notes, the Series 2005-1 Notes, the Series 2005-2 Notes, the Series 2005-3 Notes or the Series 2005-4 Notes.

Section 3.2.            Issuances.  On the terms and subject to the conditions of this Agreement (including Article IV), Ford shall cause Ford Letters of Credit to be issued by an Eligible Ford Letter of Credit Provider, in accordance with the Issuance Requests made therefore.  Ford will make available the original of each Ford Letter of Credit in accordance with the Issuance Request to the Trustee.  Notwithstanding anything to the contrary herein, no Ford Letter of Credit may be issued other than Permitted Letters of Credit.

Section 3.3.            Disbursements / Reimbursements.  Ford will promptly notify HVF and Hertz of the payment by Ford of any reimbursement amounts owing from Ford in respect of any disbursements under a Ford Letter of Credit to the issuing bank of such Ford Letter of Credit.

Section 3.4.            No Bankruptcy Petition Against HVF.  Ford hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the latest maturing Note issued under the Base Indenture, it will not institute against, or join with any other Person in instituting against, HVF any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 3.4 shall constitute a waiver of any right to indemnification, reimbursement or other payment from HVF pursuant to this Agreement or any other Letter of Credit Document.  In the event that Ford takes action in violation of this Section 3.4, HVF agrees, for the benefit of the holders of the Notes issued under the Base Indenture, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by Ford against HVF or the commencement of such action and raise the defense that Ford has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert; and Ford shall be liable for and pay any costs and expenses incurred by HVF in connection therewith.  The provisions of this Section 3.4 shall survive the termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1.            [INTENTIONALLY OMITTED.]

Section 4.2.            All Credit Extensions.  The obligation of Ford to cause to be issued a Ford Letter of Credit by an Eligible Ford Letter of Credit Provider shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.2.

4.2.1.          Credit Request.  Ford shall have received an Issuance Request for such Ford Letter of Credit.  Each of the delivery of an Issuance Request, and the acceptance by the Trustee on behalf of HVF of a Ford Letter of Credit, shall constitute a representation and warranty by HVF that on the date of the issuance of the Ford Letter of Credit:

(a)           its representations and warranties made for the benefit of Ford in this Agreement shall be true and correct in all material respects and with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)           no Event of Default shall have then occurred and be continuing.

(c)           after giving effect to the issuance of such Ford Letter of Credit and any other transactions under the Related Documents on the date of such issuance, the Required Minimum Fleet Equity Amount shall be less than the Fleet Equity Amount.

4.2.2.          Form of Ford Letter of Credit.  Each Ford Letter of Credit shall be substantially the form as of the date hereof of Exhibit B-1-2 or B-2-2 to the Series

Supplement relating to any of the Series 2004-1 Notes, the Series 2005-1 Notes, the Series 2005-2 Notes, the Series 2005-3 Notes or the Series 2005-4 Notes.

4.2.3.          Related Series of Notes.  The Series of Notes being supported by such Ford letter of Credit shall have an Expected Final Payment Date that is on or prior to December 21, 2010 and a maturity date that is on or prior to December 21, 2011.

4.2.4.          Form of Series Supplement.  The Series Supplement pursuant to which the Series of Notes being supported by such Ford Letter of Credit was issued shall be substantially in the form as of the date hereof of the Series Supplement relating to the Series 2004-1 Notes, the Series 2005-1 Notes, the Series 2005-2 Notes, the Series 2005-3 Notes or the Series 2005-4 Notes.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce Ford to enter into this Agreement and to cause an Eligible Ford Letter of Credit Provider to issue Ford Letters of Credit from time to time hereunder, HVF represents and warrants unto Ford as set forth in this Article V.

Section 5.1.            HVF.

(a)           HVF has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware;

(b)           This Agreement has been duly authorized, executed and delivered by a duly authorized officer of HVF;

(c)           This Agreement is a legal, valid and binding obligation of HVF enforceable against HVF in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing);

(d)           The execution, delivery and performance by HVF of this Agreement (a) is within HVF’s limited liability company powers and has been duly authorized by all necessary limited liability company action, (b) requires no action by or in respect of, or filing with, any Governmental Authority which has not been obtained and (c) does not contravene, or constitute a default under, any Requirements of Law with respect to HVF or any Contractual Obligation with respect to HVF; and

(e)           Each of the representations and warranties of HVF contained in the Base Indenture is true and correct in all material respects, and HVF makes each such representation and warranty to, and for the benefit of, Ford as if the same were set forth in full herein.

Section 5.2.            Hertz.

(a)           Hertz has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware;

(b)           This Agreement has been duly authorized, executed and delivered by a duly authorized officer of Hertz;

(c)           This Agreement is a legal, valid and binding obligation of Hertz enforceable against Hertz in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing);

(d)           The execution, delivery and performance by Hertz of this Agreement (a) is within Hertz’s corporate powers and has been duly authorized by all necessary corporate action, and (b) requires no action by or in respect of, or filing with, any Governmental Authority which has not been obtained, or the absence of which would materially affect, the execution, delivery and performance of this Agreement and (c) does not contravene, or constitute a default under, any Requirements of Law with respect to Hertz or any Contractual Obligation with respect to Hertz (except to the extent that such contravention or default is not reasonably likely to have a Material Adverse Effect); and

(e)           Each of the representations and warranties of Hertz contained in Section 25.1 and 25.2 of the Lease is true and correct in all material respects, and Hertz makes each such representation and warranty to, and for the benefit of, Ford as if the same were set forth in full herein.

ARTICLE VI.

COVENANTS

Section 6.1.            Covenants of HVF.  During the term of this Agreement and until the Commitment has been terminated or expired, no Ford Letters of Credit are outstanding and all Ford Reimbursement Obligations have been paid in full, unless compliance shall have been waived in writing by Ford, HVF agrees with Ford that:

(a)           Compliance with Related Documents.  It will comply with all of its obligations under the Related Documents in accordance with the terms of the Related Documents for the benefit of Ford.

(b)           Distributions to HVF.  No amounts will be distributed to HVF pursuant to any provision of the Indenture if, after giving effect to that distribution, the Fleet Equity Amount would be less than the Required Minimum Fleet Equity Amount.

(c)           Other Series Supplements.  Each Series Supplement will provide for the payment of Ford Reimbursement Obligations prior to any distribution or other release of funds to HVF thereunder and prior to any payment of any termination payments under any Swap Agreements; provided, however, that on or prior to January 6, 2006, the Series 2002-1 Supplement, dated as of September 18, 2002, by and between HVF and the Trustee, as amended, supplemented or otherwise modified from time to time, will not be required to provide for any payment of Ford Reimbursement Obligations.

(d)           Third Party Beneficiary.  Ford shall be a third party beneficiary to each Agreement Related to Ford in the Related Documents.

Section 6.2.            Covenants of Hertz.  During the term of this Agreement and until the Commitment has been terminated or has expired, no Ford Letters of Credit are outstanding and all Ford Reimbursement Obligations have been paid in full, unless compliance shall have been waived in writing by Ford, Hertz, as Administrator agrees with Ford that:

(a)           Compliance with Related Documents.  It will (i) comply with all of its Agreements Relating to Ford in accordance with the terms of the Related Documents for the benefit of Ford and (ii) comply in all material respects with all of its other obligations under the Related Documents in accordance with the Related Documents for the benefit of Ford.

(b)           Distribution to HVF.  No amounts will be distributed to HVF pursuant to any provision of the Indenture if, after giving effect to that distribution, the Fleet Equity Amount would be less than the Required Minimum Fleet Equity Amount.

(c)           Other Series Supplements.  Each Series Supplement will provide for the payment of Ford Reimbursement Obligations prior to any distribution or other release of funds to HVF thereunder and prior to any payment of any termination payments under any Swap Agreements; provided, however, that on or prior to January 6, 2006, the Series 2002-1 Supplement, dated as of September 18, 2002, by and between HVF and the Trustee, as amended, supplemented or otherwise modified from time to time, will not be required to provide for any payment of Ford Reimbursement Obligations.

(d)           Third Party Beneficiary.  Ford shall be a third party beneficiary to each Agreement Related to Ford in the Related Documents.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.1.            Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.1 shall constitute an “Event of Default”.

7.1.1.          Non-Payment of Obligations.  HVF shall default in the payment when due under the Indenture of any Ford Reimbursement Obligations and such default shall continue for a period of five (5) Business Days; provided, that a failure to pay due to a lack of available funds for distribution pursuant to the Indenture shall not constitute an Event of Default under this Section 7.1.1.

7.1.2.          Non-Performance of Covenants and Obligations.  HVF or Hertz shall default in the performance or observance of any agreement contained herein and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to HVF or Hertz, as applicable, by Ford.

7.1.3.          Bankruptcy, Insolvency, etc.  An Event of Bankruptcy shall have occurred with respect to HVF.

Section 7.2.            Action if Bankruptcy.  If any Event of Default described in Section 7.1.3 shall occur, the Commitment (if not theretofore terminated) shall automatically terminate without notice or demand.

Section 7.3.            Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 7.1.3) shall occur for any reason, whether voluntary or involuntary, and be continuing, Ford may, by notice to HVF declare the Commitment (if not theretofore terminated) to be terminated, whereupon, without further notice, demand or presentment, the Commitment shall terminate.

Section 7.4.            Letter of Credit Commitment Termination Date.  Upon the Letter of Credit Commitment Termination Date, the Commitment shall automatically terminate and Ford shall not be obligated to cause any new Ford Letters of Credit to be issued.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

Section 8.1.            Waivers, Amendments, etc.  The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Hertz, HVF and Ford.

Section 8.2.            Notices.  All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation thereof is received by the transmitter.

Section 8.3.            Survival.  The obligations of HVF and Ford under Section 3.4, shall survive any termination of this Agreement, the payment in full of all Ford Reimbursement Obligations and the termination of the Commitment.  The representations and warranties made by HVF and Hertz in this Agreement shall survive the execution and delivery of this Agreement.

Section 8.4.            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.5.            Headings.  The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

Section 8.6.            Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall constitute together but one and the same agreement.

Section 8.7.            Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.8.            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign or transfer any of its rights or obligations hereunder without the prior written consent of each other party hereto; provided further that HVF may assign its rights hereunder to the Trustee under the Indenture without the prior written consent of any of the parties hereto.

Section 8.9.            Independence of Covenants.  All covenants contained in this Agreement shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not, unless expressly so provided in such first covenant, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

Section 8.10.          Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH OF THE PARTIES HERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE, IN THE CASE OF FORD, AT ITS PRINCIPAL OFFICES IN DEARBORN, MICHIGAN, AND IN THE CASE OF HVF OR HERTZ, AT ITS PRINCIPAL OFFICES IN PARK RIDGE, NEW JERSEY.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PERSON MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO SUCH PERSON OR THE PROPERTY OF SUCH PERSON, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THE OBLIGATIONS OF SUCH PERSON UNDER THIS AGREEMENT.

Section 8.11.          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH PARTY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT EACH SUCH PERSON HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL OF THE PARTIES ENTERING INTO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ Robert H. Rillings
Name:	Robert H. Rillings
Title:	Treasurer

Address:	225 Brae Boulevard
Park Ridge, New Jersey

Facsimile No.:	(201) 307-2746

Attention:	Robert Rillings
Staff Vice President and Treasurer

HERTZ VEHICLE FINANCING, LLC

By:	/s/ Robert H. Rillings
Name:	Robert H. Rillings
Title:	Vice President and Treasurer

Address:	225 Brae Blvd.
Park Ridge, NJ 07656

Facsimile No.:	(201) 307-2746

Attention:	Treasury Department

FORD MOTOR COMPANY

By:	/s/ K.R. Kent
Name:	K.R. Kent
Title:	Assistant Treasurer

Address:	1 American Road
Dearborn, Michigan 48126

Facsimile No.: (313) 594-0110
Attention: Director — Global Banking